Combination of Lenalidomide and SNS01-T Effective in Cancer Model

Tumors Eliminated in Over 80% of Animals Treated with Optimal Dose

BRIDGEWATER, N.J. (May 1st, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE AMEX: SNT) announced today that a high level of tumor eradication in a mouse model of human multiple myeloma was achieved with a combination of SNS01-T and lenalidomide.

“SNS01-T has once again demonstrated excellent efficacy alone and even more when combined with lenalidomide,” said Leslie J. Browne, Ph.D., President and CEO of Senesco. “Lenalidomide is the active ingredient of REVLIMID®, which is marketed by Celgene and is widely used to treat multiple myeloma. While SNS01-T alone performed well by completely eliminating tumors in 40% of the animals, complete tumor eradication was achieved in five out of six or 83%of the treated animals that received SNS01-T combined with the optimal study dose of lenalidomide. This effect has lasted throughout 3 weeks of observation after the end of treatment. Neither dose of lenalidomide used alone eliminated tumors in any of the treated mice.”

The Company recently reported that SNS01-T significantly inhibits the growth of both human mantle cell and diffuse large B-cell lymphomas in mouse xenograft models and that the combination of lenalidomide and SNS01-T, performs better than either treatment alone in a mouse xenograft model of human mantle cell lymphoma.

Summary of Multiple Myeloma Model Results

The purpose of the study was to determine whether SNS01-T treatment increases the effectiveness of lenalidomide in a murine xenograft model of multiple myeloma. SNS01-T (0.375 mg/kg i.v.) was combined with either a sub-optimal dose (15 mg/kg i.p.) or an optimal dose of lenalidomide (50 mg/kg i.p.). Mice received SNS01-T twice weekly and 5 doses/week of lenalidomide for 6 weeks.

Tumors were initiated by implanting human myeloma RPMI 8226 cells into the flank of SCID mice. The mice were randomized into 6 groups of 5 or 6 animals when the subcutaneous tumors were approximately 40 mm3 in size.

At the end of 6 weeks of dosing, tumor growth was inhibited compared to control nanoparticles by 96% (p = 0.0001), 94% (p = 0.0002), and 99% (p = 0.00003) in animals treated with SNS01-T, SNS01-T plus 15 mg/kg lenalidomide and SNS01-T plus 50 mg/kg of lenalidomide, respectively. By comparison, tumor inhibition in mice treated with 5 doses/week of lenalidomide for 6 weeks at 15 mg/kg i.p. or 50 mg/kg i.p. was 51% (p = 0.03) and 78% (p = 0.0008), respectively.

No surviving animals treated with control nanoparticles or lenalidomide alone had undetectable tumors at the end of 6 weeks. In the SNS01-T and SNS01-T plus 15 mg/kg of lenalidomide groups, 2 of 5 animals in each group had no detectable tumor. In the SNS01-T plus 50 mg/kg treatment group, 5 of 6 animals (83%) had no detectable tumor, and remained undetectable even after 3 weeks without further treatment.

The median survival of mice treated with control nanoparticles or 15 mg/kg lenalidomide was 48 days and 53 days, respectively. Mice treated with SNS01-T or SNS01-T in combination with lenalidomide had 100 % survival following 6 weeks of dosing and 11 days of observation after cessation of treatment.

In conclusion, SNS01-T alone and in combination with sub-optimal and optimal (15 and 50 mg/kg respectively) doses of lenalidomide demonstrated significantly improved efficacy compared to lenalidomide alone. However the most significant finding was that SNS01-T plus 50 mg/kg of lenalidomide completely eliminated tumor burden in 83% of treated animals compared to 40% in animals treated with SNS01-T alone or SNS01-T plus 15 mg/kg lenalidomide. The eradication of tumor has lasted for at least 3 weeks.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

REVLIMID® is a registered trademark of Celgene Corporation.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com